UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                               Noble Romans, Inc.
                                ----------------
                                (Name of Issuer)

                           Common Stock, no par value
                         ------------------------------
                         (Title of Class of Securities)

                                    655107100
                                 --------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |X| Rule 13d-1(c)

      |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  655107100

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      Robert P. Stiller
--------------------------------------------------------------------------------
2.    Check The Appropriate Box If A Member Of A Group                (a)  |_|
      (See Instructions)                                              (b)  |_|

--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship Or Place Of Organization

      United States
--------------------------------------------------------------------------------
 Number of Shares      5.    Sole Voting Power
 Beneficially                1,295,000
 Owned by              ---------------------------------------------------------
 Each Reporting        6.    Shared Voting Power
 Person With:                662,500 shares are held by the Robert P.
                             Stiller Grantor Retained Annuity Trust UAD
                             04/12/06.
                       ---------------------------------------------------------
                       7.    Sole Dispositive Power
                             1,295,000
                       ---------------------------------------------------------
                       8.    Shared Dispositive Power
                             662,500 shares are held in the Robert P.
                             Stiller Grantor Retained Annuity Trust
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,957,500
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row 9 Excludes Certain Shares      |_|
      (See Instructions)

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9
      10.69% (based on number of shares outstanding as of November 4, 2007 as reported in Form 10-Q filed by the Issuer on November 9, 2007.

--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------

ITEM 1.

(a)   NAME OF ISSUER
      Noble Romans, Inc.

(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
      One Virginia Avenue, Suite 800
      Indianapolis, IN 46204

ITEM 2.

(a)   NAME OF PERSON FILING
      Robert P. Stiller

(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
      33 Coffee Lane Waterbury, VT 05676

(c)   CITIZENSHIP
      United States

(d)   TITLE OF CLASS OF SECURITIES
      Common Stock, no par value

(e)   CUSIP NUMBER
      655107100

ITEM 3. IF THIS STATEMENT IS FILED PURSUNAT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) or (c), CHCK WHETHER THE PERSON FILING IS: Not Applicable

ITEM 4. OWNERSHIP

      (a) Amount beneficially owned: 1,957,500 shares of Common Stock, no par value

      (b) Percent of class: 10.69% (calculation based on number of outstanding shares as of November 4, 2007 as reported in Form 10-Q filed on November 9, 2007 by the Issuer).

      (c)   Number of shares as to which the person has:

            (i)   Sole power to direct the vote: 1,295,000
            (ii)  Shared power to direct the vote: 662,500
            (iii) Sole power to dispose or to direct the disposition of:
                  1,295,000
            (iv)  Shared power to dispose or to direct the disposition of:
                  662,500.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable

ITEM 10. CERTIFICATION
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      12/6/07
                                                ---------------------
                                                       Date

                                                /s/ Robert P. Stiller
                                                ---------------------
                                                     Signature

                                                  Robert P. Stiller
                                                ---------------------
                                                     Name/Title